(2)(K)(vi)(b)

EXECUTION COPY

AMENDMENT NO. 2

TO CREDIT AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of May 20, 2011, is made to the Credit Agreement, dated as of June 25, 2009, among ING SENIOR INCOME FUND (the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.             Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

II.            The Scheduled Commitment Termination Date, without giving effect to this Amendment, is May 31, 2011 (the “Current Scheduled Commitment Termination Date”). The Borrower has requested that (a) the Current Scheduled Commitment Termination Date be extended by 364 days from the Amendment Effective Date (as hereinafter defined) to May 18, 2012, (b) the aggregate amount of the Commitments under the Credit Agreement be increased from $255,000,000 to $300,000,000, (c) that the definitions of Investment Limitation Default and Excluded Assets be amended as provided herein and (d) that certain other amendments be made, and the Administrative Agent and the Lenders are willing to agree to the foregoing subject to the terms and conditions of this Amendment.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             The aggregate amount of the Commitments is hereby increased from $255,000,000 to $300,000,000 (the “Increase”) and, in connection therewith, Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto.

2.             The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus 0.10%, (b) LIBOR Loan, the Adjusted LIBO Rate plus 1.10%, and (c) Overnight Loan, the Overnight Rate plus 1.10%.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Credit Party (or, for purposes of Section 3.3(b), by any lending office of any Credit Party or by such Credit Party’s holding

ING Senior Income Fund Amendment No. 2 to Credit Agreement

company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the Effective Date.

“Commitment Fee Rate” means for any day on which the sum of the aggregate outstanding principal amount of the Loans of all Lenders is (a) greater than or equal to 50% of the sum of the Commitments of all Lenders on such day, a rate per annum equal to 0.15%, and (b) less than 50% of the sum of the Commitments of all Lenders on such day, a rate per annum equal to 0.25%.

“Excluded Assets” means, with respect to the Borrower and without duplication, the aggregate Value of:

(a)           all equipment, if any;

(b)           all securities (i) held that are in default or (ii) determined to be worthless pursuant to any policy of the Borrower;

(c)           all non-exchange traded Common Stock and Preferred Stock;

(d)           all Illiquid Investments and, without duplication, Level III Assets in excess of 10% of Total Net Assets;

(e)           all Asset-Backed Securities that are not guaranteed by the United States of America;

(f)            all Investments of the Borrower issued by any single issuer in excess of 5% of Total Net Assets;

(g)           all Investments of the Borrower issued by any single issuer in excess of 10% of the outstanding voting securities of such issuer;

(h)           all Investments of the Borrower in any single industry in excess of 25% of Total Net Assets;

(i)            all Investments of the Borrower denominated in a currency (other than dollars) in excess of 15% of Total Net Assets;

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(j)            all Investments of the Borrower issued by one or more Persons organized under the laws of a Developed Market Country in excess of 20% of Total Net Assets;

(k)           all Investments of the Borrower issued by one or more Persons who are not organized under the laws of (i) a Developed Market Country, or (ii) the United States of America or a state, province or other political subdivision thereof in excess of, in the aggregate, 5% of Total Net Assets;

(l)            all Delayed Settlement Loan Collateral in excess of 5% of Total Net Assets; and

(m)          all deferred organizational and offering expenses of the Borrower.

“Investment Limitation Default” means, as of any date, that the Borrower has entered into any Derivative, repo, reverse repo, securities lending or other similar transaction (a) with respect to which (i) the collateral, if any, received or receivable by the Borrower in connection therewith is not solely in the form of cash or short-term U.S. treasury securities, or (ii) each issuer thereof or counterparty thereto, as applicable, does not have a senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s) or (b) such Derivative, repo, reverse repo, securities lending or other similar transaction is entered into for the purpose of creating leverage.

“Scheduled Commitment Termination Date” means May 18, 2012, as the same may be extended in accordance with Section 2.8.

3.             The following definitions are hereby deleted from Section 1.1 of the Credit Agreement: DIP Loan, DIP Loan Amount, Distressed Investment, Distressed Rating and Unrated Investment.

4.             The following definition is hereby added to Section 1.1 of the Credit Agreement in its appropriate alphabetical order:

“Level III Asset” means, at any time, any investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

5.             The first reference to the word “means” in the definition of Loan Collateral contained in Section 1.1 of the Credit Agreement is hereby deleted.

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6.             Clause (d) of the definition of Maximum Permitted Borrowing contained in Section 1.1 of the Credit Agreement is hereby amended by substituting “33-1/3%” for “25%” where it appears therein.

7.             Section 2.5(b) of the Credit Agreement is hereby amended by substituting “3.00:1.00” for “4.00:1.00” in each instance where it appears therein.

8.             Section 6.1(j) of the Credit Agreement is hereby amended by substituting “3.00:1.00” for “4.00:1.00” where it appears therein.

9.             Section 7.7(a) of the Credit Agreement is hereby amended by substituting “3.00:1.00” for “4.00:1.00” where it appears therein.

10.          Section 7.7(c) of the Credit Agreement is hereby amended by substituting “$350,000,000” for “$250,000,000” where it appears therein.

11.          Exhibit G in the form annexed hereto, is hereby substituted for Exhibit G to the Credit Agreement.

12.          Paragraphs 1 through 11 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received from the Borrower and from the Lenders either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)           the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since June 25, 2009 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since June 25, 2009, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Administrative Agent shall have received written opinions from internal counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)           the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, in form and substance satisfactory to the Administrative Agent; and

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(e)           all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

13.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

14.          In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

15.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

16.          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ING SENIOR INCOME FUND

By:	/s/ Elliot A. Rosen
Name:	Elliot A. Rosen
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ David Schwartzbard
Name:	David Schwartzbard
Title:	Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$200,000,000
State Street Bank and Trust Company	100,000,000
Total	$300,000,000

ING SENIOR INCOME FUND - EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as June 25, 2009, among ING Senior Income Fund, the Lenders party thereto and The Bank of Nova Scotia, as Administrative Agent, as amended by Amendment No. 1, dated as of June 1, 2010 and Amendment No. 2, dated as of May 20, 2011 (as so amended and as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined. This Certificate is being delivered pursuant to Section 6.1[(c) or (d)]of the Credit Agreement.

The undersigned, an authorized representative of the Borrower, hereby certifies that as of [fill in the appropriate fiscal quarter-end or month-end date]:

[FOR QUARTERLY COMPLIANCE CERTIFICATE]

1.                                      [[No Default has occurred and is continuing] or [the following Default[s] [has/have] occurred and [is/are] continuing:                                                                       ].]

[FOR MONTHLY COMPLIANCE CERTIFICATE]

1.                                      The Adjusted Asset Coverage is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

              :1.00 (Minimum requirement is 3.00:1.00)

2.                                      The Senior Debt is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Senior Debt

$

3.                                      The Maximum Permitted Borrowing is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Maximum Permitted Borrowing

$

4.                                      Senior Debt does not exceed Maximum Permitted Borrowing.

5.                                      The Net Asset Value is set forth below, reasonably detailed calculations of which (including a list of holdings in the Borrower’s portfolio) appear on Schedule A attached hereto:

ING Senior Income Fund Compliance Certificate

Net Asset Value

$                 (Minimum requirement is $350,000,000)

6.                                      The aggregate amount of the Funding Obligations is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto.

Funding Obligations

$

7.                                      The sum of the unused portion of the aggregate Commitments plus cash and cash equivalents on hand is $                       . The sum of the unused portion of the aggregate Commitments plus cash and cash equivalents on hand exceeds the Funding Obligations.

8.                                      The Borrower has not entered into any Derivative, repo, reverse repo, securities lending or other similar transaction with respect to which (i) the collateral, if any, received or receivable by the Borrower in connection therewith is not solely in the form of cash or short-term U.S. treasury securities, or (ii) each issuer thereof or counterparty thereto, as applicable, does not have a senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s) or (b) such Derivative, repo, reverse repo, securities lending or other similar transaction is entered into for the purpose of creating leverage.

9.                                      Schedule B attached hereto sets forth a list of all Secured Hedging Agreements to which the Borrower is a party on the date hereof, together, in each case, with the marked-to-market value thereof.

10.                               Schedule C attached hereto sets forth the number of each class of common shares of the Borrower redeemed during the calendar month ended on the date set forth above, the prices of such redeemed common shares, and the ratio of such redeemed common shares to the aggregate Value of Borrower’s outstanding common shares as of the previous month-end date.

11.                               Schedule D attached hereto contains a list of all Investments of the Borrower with the current market value of each such Investments and the pricing source.

IN WITNESS WHEREOF, I have hereunto set my hand as of this                  day of              , 20    .

Name:
Title:

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SCHEDULE A

Detailed Calculations

[To be Completed by Borrower — See Attached Excel Spreadsheet]

ING Senior Income Fund (SIF)

Schedule A to Exhibit G

[date]

Credit Agreement Section 1.1, Section 7.7, as amended on Jun. 1/10 and May 20/11.

Covenant Testing

Section 7.7 (a)

The Borrower will not permit the Adjusted Asset coverage to be less than 3.00:1.00 at any time.

Note amounts shown expressed in USD unless otherwise noted

Total Assets (i)	$0
Ordinary Liabilities (ii)	$0
(a) Total Net Assets (i) - (ii)	$0

All Equipment	$0
All Securities in default or determined to be worthless	$0
All Common and preferred stock not traded on an exchange	$0
All Illiquid Investments and, without duplication, Level III Assets in excess of 10% of Total Net Assets	$0
All Asset Backed Securities that are not guaranteed by the United States of America	$0
All Investments of the Borrower issued by any single issuer in excess of 5% of Total Net Assets	$0
All Investments of the Borrower issued by any single issuer in excess of 10% of the outstanding voting securities of such issuer	$0
All Investments of the Borrower in any single industry in excess of 25% of Total Net Assets	$0
All Investments of the Borrower denominated in a currency (other than dollars) in excess of 15% of Total Net Assets	$0
All Investments of the Borrower issued by one or more Persons organized under the laws of a Developed Market Country in excess of 20% of Total Net Assets	$0
All Investments of the Borrower issued by one or more Persons who are not organized under the laws of (i) a Developed Market Country, or (ii) the United States of America or a state, province or other political subdivision thereof in excess of, in the aggregate, 5% of Total Net Assets	$0
All Delayed Settlement Loan Collateral in excess of 5% of Total Net Assets	$0
All deferred organizational and offering expenses of the Borrower	$0
(b) Excluded Assets	$0

Assets subject to a Lien (iii)	$0
Segregated assets (iv)	$0
Assets on deposit to satisfy margin requirements (v)	$0
Secured Liabilities (vi)	$0
Segregated Liabilities (vii)	$0
(c) Excess of [(iii)+(iv)+(v)] over [(vi) + (vii)]	$0

(d) Adjusted Total Net Assets (a) - (b) - (c)	$0

(e) Adjusted Senior Debt of Borrower	$0

	Min Asset Coverage	Actual Asset Coverage	Test
Adjusted Asset Coverage (d) / (e):	300.00%	#DIV/0!	#DIV/0!

Section 7.7 (b)

The Borrower shall not permit its Senior Debt to at any time exceed the Maximum Permitted Borrowing.

	Max Borrowing	Actual Borrowing
(a) Maximum amount under Fundamental Policies	$0	$0	Fail
(b) Maximum amount under ICA	$0	$0	Fail
(c) sum of (A) 50% Max Loan Val of Margin Stock+ (B) Max Loan Val of Non-Margin Assets	$0	$0	Fail
(d) 33 1/3% of Pro forma Borrowing Asset Value or Borrowing Asset Value	$0	$0	Fail

Section 7.7 (c)

The Borrower will not permit the Net Asset Value of the Borrower to be less than $350,000,000 at any time.

	NAV floor (in USD)	Actual NAV (in USD)
Net Asset Value	$350,000,000	$0	Fail

Section 7.7 (d)

The Borrower shall not permit the sum of the unused portion of the aggregate Commitments plus cash and cash equivalents on hand at any time to be less than the aggregate amount of the Funding Obligations at such time.

Unused portion of the aggregate Commitments (i)	$0
Cash & cash equivalents (ii)	$0
(a) Total Unused Commitments, Cash & cash equivalents (i) + (ii)	$0

(b) Aggregate amount of Funding Obligations	$0

	Minimum	Actual
(a) / (b)	1.00	#DIV/0!	#DIV/0!

SCHEDULE B

List of Secured Hedging Agreements

[To be Completed by Borrower]

SCHEDULE C

List of Redeemed Common Shares, Prices and Percentage of Net Asset Value

[To be Completed by Borrower — See Attached Excel Spreadsheet]

ING Senior Income Fund (SIF)

Schedule C to Exhibit G

[date]

	Value of shares	Percentage

Aggregate value of Common Shares as of [date of previous period]	$0

Aggregate value of Common Shares tendered	$0	#DIV/0!
Aggregate value of Common Shares repurchased	$0	#DIV/0!

Aggregate value of Common Shares issued during the period	$0

Aggregate value of Common Shares as of [current date]	$0

SCHEDULE D

List of Investments and Current Market Value

[To be Completed by Borrower]